Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

J-Long Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Rule 457(c)	628,000	$4.82	$3,026,960	$0.00015310	$463.43
Total Offering Amounts
Total Fee Offsets
Net Fee Due							$463.43